Exhibit 10.61

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of December 4, 2008 (“Effective Date”), by and between Averion International Corp., a Delaware corporation ( “Company”) and Markus H. Weissbach, M.D., Ph.D. (“Executive”).

RECITALS

A.            Company and Executive have previously entered into that certain Employment Agreement dated January 10, 2008 (the “Prior Agreement”).  All capitalized terms not otherwise defined herein shall have the same meanings ascribed to such terms in the Prior Agreement.

B.            Company and Executive desire to amend the Prior Agreement to amend certain provisions set forth in the Prior Agreement to: (i) for calendar year 2008, reduce the maximum annual bonus Executive is eligible to receive from one hundred percent (100%) of Executive’s then in effect Annual Base Salary to seventy five percent (75%) of Executive’s then in effect Annual Base Salary; and (ii) for calendar year 2009 and thereafter, reduce the maximum annual bonus Executive is eligible to receive from one hundred percent (100%) of Executive’s then in effect Annual Base Salary to fifty percent (50%) of Executive’s then in effect Annual Base Salary.

NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties intending to be legally bound, agree to amend the Prior Agreement as follows:

1.             Annual Bonus.  The first sentence of Section 3.2 of the Prior Agreement is hereby amended to read as follows:

“Annual Bonus.  In addition to the Annual Base Salary, Executive shall be eligible to receive, in the sole discretion of the Board of Directors or the compensation committee thereof, (i) for calendar year 2008, an annual bonus of up to seventy five percent (75%) of the then in effect Annual Base Salary, and (ii) for calendar year 2009 and thereafter, an annual bonus of up to fifty percent (50%) of the then in effect Annual Base Salary (the annual bonus amounts set forth in clauses (i) and (ii), the “Bonus”), in accordance with, and based upon, the satisfaction of certain objective criteria and Company and individual performance standards established annually by the Board of Directors or the compensation committee thereof.”

2.             References.  All references in the Prior Agreement to the “Agreement” shall mean the Prior Agreement, as amended by this Amendment.

3.             Full Force and Effect.  Except as expressly provided in this Amendment, all other terms and conditions of the Prior Agreement shall remain in full force and effect.

4.             Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of Company and Executive and their respective successors and assigns.

5.             Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one document.  This Amendment may be executed and transmitted via facsimile or electronic transmission in PDF form with the same validity as if it were an ink-signed document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

“Company”	Averion International Corp., a Delaware corporation

	By:	/s/ Philip T. Lavin
Name: Philip T. Lavin, Ph.D.
Title: Executive Chairman

“Executive”	By:	/s/ Markus H. Weissbach
Markus H. Weissbach, M.D., Ph.D.

[Signature Page to Amendment to Employment Agreement]